Exhibit 10(p)(p)

GENERAL WAIVER AND RELEASE AGREEMENT

I understand that my employment with Hewlett-Packard Company (HP) will end on December 1, 2002 and that I will be paid severance and other benefits as set forth in the attached Benefits Summary Upon Termination dated November 4, 2002 (“Summary”) only if I sign and do not revoke this General Waiver and Release Agreement (“Agreement”).  I understand and agree that the terms of the Summary are incorporated by reference in this Agreement and, except as specified in the Summary and this Agreement, are intended to supercede and extinguish any other obligation HP may have to pay me severance or other employee benefits upon termination, including but not limited to the separation payment, prorated annual incentive, stock options, restricted stock, loan continuation, supplemental payment and health benefit continuation provided for on a “Qualifying Termination” under the Employment Agreement dated October 20, 2000, as amended and restated December 13, 2000, and as amended December 2001 (the “Employment Agreement”), and any similar payments or benefits under other agreements or understandings, whether oral or written, made at any time prior to the date of this Agreement.

1.                     In exchange for HP’s payment of these severance and other benefits, I completely release and forever discharge HP, its past, present and future successors, officers, directors, agents, and employees, from all claims, damages (including but not limited to general, special, punitive, liquidated and compensatory damages) and causes of action of every kind, nature and character, known or unknown, in law or equity, fixed or contingent, which I may now have, or I ever had arising from or in any way connected with my employment relationship or the termination of my employment with HP.  This release includes, but is not limited to, all “wrongful discharge” claims, all claims relating to any contracts of employment express or implied, any covenant of good faith and fair dealing express or implied, any tort of any nature, any federal, state, or municipal institution statute or ordinance, any claims for employment discrimination, including sexual harassment, any claims under the Texas Commission on Human Rights Act, the Texas Payday Act, California Fair Employment and Housing Act, the California Labor Code, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (“ADEA”) the Older Workers Benefit Protection Act, 42 U.S.C. Section 1981, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act (ERISA) and any other laws and regulations relating to employment, and any and all claims for attorney’s fees and costs.  I understand that this release does not apply to any claims arising under the ADEA after the effective date of this Agreement.

2.                     Other than those items of computer equipment which HP releases to me, I agree to return to HP all HP computers, peripherals, supplies, equipment, confidential and proprietary Information and other property.  I understand and agree that, as an express condition of receiving severance and other benefits, I will not disclose to others, or take or use for my own purposes or for the purposes of others, any Information owned or controlled by HP or any of its subsidiary or affiliated companies.  I agree that these restrictions shall also apply to all (i) Information in HP’s possession belonging to third parties, and (ii) Information conceived, originated, discovered or developed, in whole or in part, by me while an employee of HP.  As used herein, “Information” includes trade secrets and other confidential or proprietary business, technical, personnel or financial information, whether or not my work product, in written, graphic, oral or other tangible or intangible forms, including but not limited to specifications, samples, records, data, computer programs, drawings, diagrams, models, customer names, business or marketing plans, studies, analyses, projections and reports, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and software systems and processes.  Any Information that is not readily available to the public shall be considered to be a trade secret and confidential property, even if it is not specifically marked as such, unless HP advises me otherwise in writing.  This paragraph shall not apply to any Information which becomes publicly available through no fault of my own or which HP in writing authorizes me to use or disclose.

In addition, I agree to abide by the terms of any confidentiality and/or proprietary information agreement that I have entered into with HP, the terms of which shall continue in full force and effect notwithstanding this Agreement.

Employee acknowledges and represents that, except as provided for herein, the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee.

3.                     As a condition to the receipt of any severance payments, I agree that for a period of twelve months immediately following the termination of my employment with HP, I will not render advice or services or otherwise assist as an employee, independent contractor, or otherwise to or for IBM, Sun Microsystems, Dell Computer Corporation or EMC, which organizations, in the opinion of HP, compete with or are in conflict with the interests of HP.  The foregoing covenant shall cover my activities in every part of any geographic territory in which HP may conduct business during the term of such covenant as set forth above.  I agree that the covenants are reasonable, especially in light of the Company’s desire to protect its confidential information and trade secrets, and that I will not be precluded from gainful employment if I am obligated not to compete with the Company during the period and within the geographic scope described above.  I further acknowledge that my fulfillment of the obligations contained in this Agreement is necessary to preserve the value and goodwill of the Company.  I further acknowledge the time, geographic and scope limitations of my obligations under the covenants in this section shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in which HP does business.  If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event the provisions of this section are deemed to exceed the time, geographic or scope limitations permitted by Texas law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.  I agree that HP would suffer an irreparable injury if I were to breach the covenants contained in this paragraph and that HP would by reason of such breach or threatened breach be entitled to injunctive relief in a court of appropriate jurisdiction and I hereby stipulate to the entering of such injunctive relief prohibiting me from engaging in such conduct.

4.                     If I am a California resident, I expressly waive Section 1542 of the California Civil Code, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by him must have materially affected his settlement with the debtor.”

If I am a resident of another state, I agree to waive the benefits of any statute similar in terms and effect to this provision.

5.                     I understand that if I am age 40 or older I have 21 days from the date I receive this Agreement to consider and sign this Agreement.  If I am under age 40, I understand that I have 10 days from the date I receive this Agreement to consider and sign it.  I also understand that if I am age 40 or older, I have seven days to revoke this Agreement after I sign it, and if I am under age 40, I have three days to revoke it.  I understand that any such revocation must be in writing and must be received by HP’s General Counsel no later than the last day of the applicable revocation period.  The effective date of this Agreement is the day after the revocation period ends.  I understand that I will not receive the benefits and privileges of this Agreement until the effective date.  Nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

6.                     Notwithstanding any provision to the contrary, this Agreement shall not apply to release, waive, discharge or otherwise extinguish any existing obligations of HP (1) to continue to indemnify me if I am made a party or threatened to be made a party to any threatened, pending or completed proceeding by reason of my actions while serving with, or at the request of, HP or its predecessor entities, (2) to continue in effect any insurance coverages indemnifying or otherwise providing protections to me with respect to such actions provided such coverages or protections continue in effect for other active officers, (3) to remain solely responsible for any excise taxes under section 4999 of the Internal Revenue Code and any related income and employment taxes (including penalties and interest), and to hold me harmless with respect to any such amounts, as contemplated by the “Excise Tax Gross-Up” provisions of the Employment Agreement, and (4) to pay or reimburse promptly any legal fees incurred by me in seeking in good faith to enforce any continuing rights under the Employment Agreement or in connection with any section 4999 tax audit or proceeding as contemplated by the provisions for payment or reimbursement of such amounts under the Employment Agreement.  With respect to these matters, my agreements with HP and my agreements with Compaq Computer Corporation, which were assumed by HP, shall continue to apply.

7.                     In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

8.                     This Agreement shall be deemed to have been executed and delivered within the State of Texas, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of Texas, without regard to conflict of law principles.  To the extent that either party seeks injunctive relief in any court having jurisdiction for any claim relating to the alleged misuse or misappropriation of trade secrets or confidential or proprietary information, each party hereby consents to personal and exclusive jurisdiction and venue in the state and federal courts of the State of Texas.

9.                     This Agreement sets forth the entire agreement between me and HP concerning the termination of my employment and supercedes any other written or oral promises concerning the subject matter of this Agreement, with the exception of the Summary, and the Employment Agreement as amended herein and in the Summary.

I HAVE BEEN ADVISED TO DISCUSS ALL ASPECTS OF THIS AGREEMENT WITH AN ATTORNEY AND OTHER ADVISORS OF MY CHOICE.  I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL THE PROVISIONS OF THIS AGREEMENT AND I VOLUNTARILY AGREE TO IT.

/s/ MICHAEL D. CAPELLAS

Name

December 1, 2002

Date

Susan Bowick	Hewlett-Packard Company
Senior Vice President, Human Resources	3000 Hanover Street, ms 20AQ
Phone: (650) 857- 2520	Palo Alto, CA 94304
Fax: (650) 857- 2577	www.hp.com

To: Michael Capellas	Date: November 11, 2002

From: Susan Bowick	Subject: Benefits Summary Upon Termination

Employee Name:

Michael D. Capellas

Employee #:	00029238
Birth date:	05/19/54	Age:	48 years, 6 months (as of 12/01/02)
Hire Date:	08/03/98	Years of Service:	4 years, 3 months (as of 12/01/02)
Termination Date:	12/01/02

Current Salary:

$1,600,000

Bonus at Target:

$3,200,000 (200%)

Michael, as per our recent conversations, I have summarized our agreement regarding the conditions of the qualifying termination of your employment.  The following terms as outlined in your employment contract dated October 20, 2000, as amended and restated December 13, 2000, and as amended December 2001, will apply:

•                    Termination Date: December 1, 2002

•                    Separation Payment: We will honor all the terms and conditions of your participation in the agreement including:

•                    Severance Payment: A severance payment equal to 3 times your target salary of $4,800,000 (base + bonus at target) less such tax as the company is obliged to deduct.  This amount will be paid in a single lump sum:  Total $14,400,000

•                    100% payout on December 1, 2002 (or as soon as practical)

•                    Annual Incentive:  A pro-rated target annual incentive based on full months of service beginning May 3, 2002 (close of HP and Compaq merger) will be paid upon termination less such tax as the company is obliged to deduct.

•                    7/12 of $3,200,000 = $1,866,666.67

•                    100% payout on December 1, 2002 (or as soon as practical)

•                    Release and Waiver of Claims:  As a condition to receiving these payments, you must sign a general waiver and release agreement in the form attached hereto.

•                    Post-Employment Obligations: As a condition to receiving these Severance benefits, you agree to:

•                    Non-solicitation of HP employees for a 12 month period

•                    For a 12-month period following termination of employment with HP, you may not accept employment as an employee, independent contractor, consultant or otherwise with IBM, Sun Microsystems, Dell Computer Corporation or EMC because these companies either directly or indirectly, in the opinion of HP, compete with or are in conflict with the interests of HP.

•                    Mutual non-disparagement applies for 24 months

•                    Confidentiality provision applies at all times before and after qualifying termination.

•                    Equity:

•                    Stock Options: Upon termination, all your non-qualified options will be fully vested.  You will have the lesser of the expiration date or up to three years from your termination date to exercise the options.  HP will provide you with any amendments to the option agreements necessary to document the vesting or three year exercise period.

•                    Restricted Stock:  All shares were released after the close of the merger on May 3, 2002.

•                    Loans:

•                    $5 million share purchase loan was forgiven in full by the pre-merger Compaq Board

•                    $2,500,000 tax assistance loan will be repaid by you upon termination (December 1, 2002).  The total amount to be repaid including applicable interest is $2,813,772.03.

Calculated as follows:

•                    $2,500,000 x 6.09% (IRS applicable federal rate for mid-term loan)     = $2,813,772.03 interest rate compounded annually through December 1, 2002.

•                    To expedite payment, this amount will be deducted from your separation payments.

•                    Supplemental Payment:  A lump sum payment of $100,000 subject to applicable tax deductions will be paid on the 90 day anniversary of the executed release and waiver.  This payment is in lieu of any payments from HP and Compaq for tax preparation services, security system monitoring, accounting, legal fees, secretarial services, outplacement services, career counseling or any other similar purposes.

•                    Excise Tax Gross-Up:  Upon termination, you are entitled to an additional payment to cover your excise tax liability.  The amount of your gross-up payment is $9,467,627.00.  The amount of taxes withheld from your gross-up payment is $8,259,747 resulting in a net payment to you of $1,207,880.  Please be aware that you will be required to pay this net payment as taxes when filing your 2002 income tax return.  HP will have a continuing obligation to hold you harmless if any taxing authority seeks additional tax payments (above this $1,207,880) from you with respect to this excise tax or related gross-up payments.

•                    Benefits: You will receive a payout of any accrued U.S. retirement benefits that are applicable, this includes: 401(k), deferred compensation, employee stock purchase plan and US Pension Benefits.  Please note that you may be able to roll over some of the U.S. retirement payouts and 401(k) into a qualified account to preserve favorable tax treatment.

•                    Computer Equipment:  You may keep your home office equipment (pc and printer) after termination.  All company information must be removed prior to termination date.

•                    Health:  HP will pay your full COBRA premium for yourself and eligible dependents for 24 months following your qualifying termination.

Michael, the above details the essential terms of the agreement between you and HP concerning termination of employment.  This agreement may be only amended in writing by you and by a duly authorized officer of HP.  There will be no other payments to you other than those specified above, except with respect to those matters addressed by paragraph 7 of the General Waiver and Release Agreement attached hereto.

Michael, please sign below to indicate your agreement with the terms and conditions set forth in this document.

Hewlett-Packard Company

/s/Michael Capellas		/s/ Susan Bowick
Michael Capellas		By: Susan Bowick
Senior Vice President
Human Resources

Date:	November 11, 2002	Date:	November 11, 2002

Attachment:  Michael Capellas outstanding Hewlett-Packard Company Options

MICHAEL CAPELLAS

OUTSTANDING HEWLETT-PACKARD COMPANY OPTIONS

(reflecting December 1, 2002 Qualifying Termination under employment agreement)

Date of Grant	No. of Shares Subject to Option	Exercise Price	Expiration
8/31/1998	126,500	$44.18	12/1/2005
4/18/1999	126,500	$35.97	12/1/2005
6/24/1999	63,250	$35.88	12/1/2005
7/22/1999	632,500	$39.44	12/1/2005
12/8/1999	316,250	$39.74	12/1/2005
12/13/2000	537,625	$28.62	12/1/2005
12/13/2001	537,625	$15.48	12/1/2005